Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Fourth Quarter and Full-Year 2018 Earnings Teleconference
February 28, 2019, 1:30 p.m. (PST)

Pedro Pizarro, President and Chief Executive Officer, Edison International
As we review the results for 2018, I would like to reiterate that our thoughts are with all those across the state who are affected by the wildfire crisis. The company’s number one priority continues to be the safety of the public, our customers and our employees, and we remain committed to supporting our communities affected by these events.
Turning to our financial results, Edison International’s core earnings for 2018 were $4.15 per share compared to $4.50 a year ago. As I have mentioned before, comparison of year-over-year results is not particularly meaningful because SCE has not received a decision in its 2018 General Rate Case. For the fourth quarter, EIX reported core earnings of 94 cents per share. This excludes non-core items – mainly a $1.8 billion after-tax charge related to existing and expected claims arising from the wildfire and mudslide events that occurred in SCE’s service territory in 2017 and 2018. I will explain the accounting rationale for this later in my comments, and Maria will cover our overall financial performance in more detail in her remarks.
Today, the Board of Directors of Edison International declared its first quarter 2019 common stock dividend of 61.25 cents per share. In making its decision to declare the dividend, the Board again evaluated a broad range of potential negative outcomes pertaining to the wildfires in 2017 and 2018, and the mudslides in Montecito in 2018 and determined that the California law requirements for the declaration were met. The Board’s evaluation took into consideration a broad range of potentially unrecovered wildfire-related costs and financing scenarios, including potential outcomes worse than what are reflected in the charge accrued as of the fourth quarter 2018.
Mitigating increased wildfire risk and its related financial impacts continues to be our top priority. Catastrophic wildfires across our state have caused billions of dollars of property damage and taken over a hundred lives. It is evident that the risk conditions in which all of California’s utilities deploy and operate electric infrastructure have changed significantly.

From an operational standpoint, SCE has taken substantial steps to reduce the risk of wildfires in our service territory. We are going beyond long-standing industry practices to address the conditions we are facing. The foundation we are laying to mitigate the risk of utility equipment-ignited fires is reflected in several recent regulatory filings. These include our Grid Safety and Resiliency Program that we filed with the Commission last September, the Risk Assessment and Mitigation Phase of our 2021 GRC filed in November, and our proposed Wildfire Mitigation Plan which was filed earlier this month. These filings detail the near and long-term actions that SCE is taking to significantly reduce the risk of fires starting, and effectively fortify the system against future impacts of climate change.
Specifically, SCE’s Wildfire Mitigation Plan focuses on three key areas: (1) hardening the grid to significantly reduce potential fire ignitions; (2) bolstering situational awareness capabilities; and (3) enhancing operational practices, including by harnessing the power of data analytics. SCE will seek opportunities to accelerate wildfire mitigation efforts beyond the 2019 compliance goals proposed in our plan where possible. The CPUC and stakeholders are reviewing this plan, including through workshops, and SCE expects approval by May, within the 90-day timetable laid out by SB 901.
As part of our Wildfire Mitigation Plan, we are enhancing and accelerating inspections on all of the company’s overhead transmission and distribution power lines in high fire risk areas. These risk-based inspections go beyond compliance checks, enabling us to make both needed repairs and conduct preventive maintenance to reduce risks and enhance public safety. In addition, across these high fire risk areas, in 2019 SCE plans to identify and remove 7,500 hazard trees that pose a threat to the company’s power lines; replace at least 96 circuit miles of bare conductor with covered conductor; install more than 7,800 fast-acting, current-limiting fuses; and deploy 62 high definition cameras and 350 micro weather stations. We continue to look for additional solutions and are evaluating further mitigation measures such as enhanced vegetation management and other new technologies. We are also proposing to use public safety power shutoffs when situational awareness warrants a grid shutdown in high wildfire risk areas for customer and community safety purposes.

Turning to regulatory actions, I would like to give you a brief update on the other key wildfire related regulatory proceedings before the CPUC.

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In January, the CPUC approved the establishment of an interim memorandum account, effective in September 2018, to track our expenditures in the $582 million Grid Safety and Resiliency Program while the Commission considers our overall request. We have also filed an advice letter to establish an additional memo account to track and record incremental costs related to our SB901 Wildfire Mitigation Plan that are beyond those included in the GS&RP and our 2018 GRC.

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In February, the CPUC approved our Z-factor advice letter to recover $107 million in incremental wildfire-related liability insurance. We expect to collect this amount through rates over the course of 2019.

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Finally, on February 11th, SCE filed comments in a proceeding opened by the Commission to implement the part of Senate Bill 901 related to determining the maximum amount of wildfire costs that may be disallowed before harming customers; some refer to this as the ‘Customer Harm Threshold’ or ‘Financial Stress Test’.

o    SCE proposed to extend the proceeding’s scope beyond establishing a narrow stress test methodology. We recommended that the Commission first establish a clear, durable and repeatable process for assessing the prudency of utilities’ wildfire operations and the timely recovery of wildfire-related costs and expenses. We have asked for expedited action and decision on this process tied to approval of the wildfire mitigation plans in May or June of this year.
o    We asked that the Commission deem an IOU prudent for cost recovery purposes if the utility is found to have substantially complied with its Commission approved wildfire mitigation plan. Substantial compliance is the appropriate standard by which to judge an IOU’s wildfire mitigation efforts - we see it as a good faith attempt to meet every reasonable objective of the utility’s approved WMP, but utilities cannot reasonably be expected to be infallible.
o    Remember, prudency does not and cannot mean perfect operations. This approach is similar to that adopted by California in Assembly Bill 57, which was implemented after the energy crisis to provide for Commission-approved energy procurement plans to ensure compliance with those plans. We have also asked the Commission to adopt a more timely financing authority and approval process to better match the financing capabilities of the utilities to the timing of the cash flow needs for wildfire damage claims that we may bear.
We continue to challenge the application of inverse condemnation in the courts. We have pending motions challenging inverse in two cases arising out of the Liberty Fire. In all these cases, the fact that an IOU cannot broadly socialize costs runs directly counter to the principle underlying the application of inverse condemnation.
On the legislative front, we are encouraged by the actions that Governor Gavin Newsom has taken since assuming office in January. During his first full day in office, the Governor made clear that the issue of increased wildfire risk is a priority of his administration. He issued two executive orders and proposed a significant increase in the State’s resources dedicated to wildfire prevention and suppression. The Governor has also acknowledged the importance of having financially healthy utilities to meet the State’s ambitious climate change policies.
In his first State of the State address on February 12th, the Governor indicated he has convened a “Strike Team” which includes financial advisors from the energy sector and bankruptcy lawyers who will work with the Governor’s staff to develop a comprehensive strategy that will be presented within 60 days. He strongly emphasized that climate change adaptation is more than a utility issue and specifically noted that regulations and insurance practices created decades ago didn’t anticipate these changes.
The Governor called for the state to map out longer-term strategies for California’s energy future and to ensure that these current issues not stand in the way of California’s clean energy policies and the cost of climate change not fall on those least able to afford it. Overall, we are encouraged by these comments and his demonstrated interest in moving quickly to address these challenges.
The Governor also appointed a new Commissioner to the CPUC and three members to the Commission on Catastrophic Wildfire Cost and Recovery. This Commission was created by SB 901 and tasked with making recommendations on the equitable distribution of catastrophic wildfire costs and damages. This five-member commission, including appointees from each chamber of the State Legislature, is expected to hold at least four public meetings and submit its report by July 2019 or sooner, as requested by the Governor.
The first public meeting was held on February 25th. Former CPUC Commissioner Carla Peterman was unanimously selected as the chair. Based on the meeting, the scope of work will include an assessment of the status of utility wildfire liabilities, and recommendations on the equitable distribution of these costs and a fund mechanism for payment of wildfire damages. The Commission will evaluate the impact of these recommendations on the commercial and residential insurance markets, and on communities.
In addition to the Governor’s office, we continue to engage with State legislative leaders on these issues with a goal of reforming policies on how the State addresses wildfire prevention and response that are essential to protecting Californians and the State’s Clean energy policy goals. February 22nd was the deadline for the introduction of bills in the legislature and over two dozen wildfire related bills were introduced. As we know, through the legislative process, we may see many of these bills amended before the end of the session. We are fully engaged on proposed legislation regarding SCE’s wildfire risk mitigation efforts and are advocating for the need for healthy utilities through reforms to the current uncertain cost recovery structure at the CPUC.
Like our legislators and other stakeholders, our focus is on our communities.  In light of the impact of wildfires on communities within SCE’s service territory, the Compensation Committee of the Board of Directors decided, in consultation with management and with our full support and agreement, that no annual incentive award would be paid for myself and my four senior-most executive colleagues.  The Committee’s decision was not a reflection on the performance of the company or these 5 individuals.  In addition, the full Board approved a $3 million donation to the Edison International Wildfire Assistance Fund to enhance community resiliency and wildfire prevention and mitigation.  We hope our shareholders will agree that this use of your resources will have a positive impact on our communities and is worth doing in this exceptional and challenging period in our region’s history.
Now, I would like to give you an update on the 2017 and 2018 wildfires and mudslide. Investigations into the causes of the fires are ongoing and final determinations of liability, including determinations of whether SCE was negligent, will only be made during the lengthy and complex litigation process. Even when investigations are still pending and liability is disputed, an assessment of probable outcomes, including through the possible settlement of disputed claims, may require a charge to be accrued under accounting standards. Therefore, as of December 31, 2018, based on SCE’s internal review into the facts and circumstances of the wildfire and mudslide events in 2017 and 2018, and consideration of the risks associated with litigation, EIX and SCE expect to incur a material loss in connection with these events. We have accrued a non-core, after-tax charge, net of expected recoveries from insurance and FERC customers, of $1.8 billion.
This charge corresponds to the lower end of the reasonably estimated range of expected potential losses that may be incurred and is subject to change as additional information becomes available. We believe that prudently incurred costs should be recoverable in electric rates. However, given the substantial uncertainty created by the CPUC’s flawed decision to deny all of SDG&E’s uninsured wildfire costs in the 2017 San Diego WEMA decision, we have not recorded a corresponding CPUC regulatory asset. Based on history and regulatory practice, we have recorded a FERC regulatory asset. As we get additional information regarding the CPUC’s framework, and potential changes to it through future CPUC or legislative actions, we will continue to evaluate our ability to recognize a CPUC regulatory asset.
Looking ahead, SCE continues to make significant investments in electric infrastructure including Transportation Electrification which we believe are necessary to support California’s ambitious environmental policies. Specifically related to electric vehicles, in December, the CPUC approved an additional $22 million in bridge funding to continue our Charge Ready pilot at existing levels until the Commission approves additional funding requested through the Charge Ready Phase 2 program. You will recall that we filed the Charge Ready 2 application in 2018, requesting an additional $760 million in funding over four years. This includes $561 million in capital spend for infrastructure to support 48,000 new EV charging ports and increased marketing, education and outreach. We anticipate a proposed decision in the second or third quarter of this year.
Moving to our 2018 General Rate Case, we should get a proposed decision soon but cannot speculate on the exact timing. At the request level, the rate base is forecasted to grow to $34.7 billion in 2020, which translates into a 9.8% cumulative average growth rate over the 3-year GRC period. This rate base forecast will be updated once a decision is issued by the CPUC.

I would now like to provide an update on our operational and service excellence efforts and a few of the key non-financial metrics our Board uses in measuring our performance.
Operational and service excellence starts with the safety of our workers and our communities. This continues to be a major priority across our company and is at the top of our core values. Our 2018 performance on employee safety did not meet our expectations; particularly, our rate of injuries leading to days away, on restricted duty, or transferred – known as the “DART” rate – fell short of our target. Nonetheless, we continue to focus on improving our safety culture. In 2018, we enhanced our efforts on training, especially for our field employees who work on higher risk jobs.
Turning to another key measure, customer satisfaction, SCE improved its ranking in residential customer satisfaction, and we believe that first quartile performance is achievable. SCE already ranks in the first quartile for business customer satisfaction.
Furthering our operational excellence goals, SCE significantly improved system reliability in 2018 and exceeded its goals for the year. We implemented several operational actions to reduce the number and duration of repair outages. We are aiming to achieve top-quartile performance in this area.
More broadly, we took significant steps in 2018 to deploy digital technologies to transform processes across our business, and expect this to be a major thrust in 2019 and beyond.
Finally, SCE also improved its cost performance in 2018 and exceeded its goal of controlling costs in support of affordable customer rates. We believe our cost efficiency performance, measured in terms of O&M cost per customer, is within the top quartile of our peer group. We will strive to maintain this level of performance across the bulk of our business, but recognize that wildfire-related risk mitigation and insurance costs will add significant pressure beyond what our peers in other states experience.
We will remain focused on improving our safety culture and broader operational excellence, while we continue to actively engage with State leaders on comprehensive policies to address statewide wildfire risk mitigation. At the same time, SCE will continue to invest in grid hardening and resiliency as well as the other capital programs that support the state’s ambitious clean energy goals.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International
My comments today will cover fourth quarter and full-year results for 2018 compared to the same period a year ago, our updated capital expenditure forecast, and other financial updates for SCE and EIX. As we have communicated to you before, until we receive a decision on the 2018 General Rate Case, we will continue to recognize revenues from CPUC activities largely based on 2017 authorized base revenue requirements with reserves taken for known items including the cost of capital decision and tax reform.
Also, consistent with prior quarters, we are providing our SCE key drivers analysis at the prior combined statutory tax rate of approximately 41 percent for both 2018 and 2017 for comparability purposes. Before we take a look at our core earnings drivers, let me provide a bit more detail regarding the $1.8 billion non-core charge related to the 2017/2018 wildfires and mudslide events that Pedro mentioned earlier.
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We have recorded a gross charge related to these events of $4.7 billion prior to recoveries and taxes which represents the lower end of a reasonably estimated range of outcomes. We have also recorded a $2 billion insurance receivable and a $135 million regulatory asset related to FERC recovery. The combination of these results in the $1.8 billion after-tax charge. Considering the San Diego WEMA decision and the uncertainty regarding how the CPUC will interpret and apply its prudency standard in wildfire cost-recovery proceedings, we have not at this time recorded a regulatory asset related to CPUC recovery. We will continue to evaluate the probability of recovery based on available evidence, including guidance from the Wildfire Commission and new judicial, legislative and regulatory decisions.
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For the fourth quarter 2018, Edison International reported core earnings of 94 cents per share, a decline of 16 cents from the same period last year. From the table on the right-hand side, you will see that SCE had a negative 14 cents core EPS variance year-over-year. There are a few items that account for the bulk of this variance. To begin, lower revenues had a negative impact of 6 cents. This includes lower CPUC revenue of 4 cents due to the recognition of revenues largely based on 2017 authorized base revenue requirements with reserves for known items and lower FERC and other operating revenue of 2 cents. There was also a negative impact of 3 cents due to higher O&M. This is primarily related to increased vegetation management costs. We had a negative impact of 4 cents from higher financing costs due to increased borrowings and higher interest expense on balancing accounts, partially offset by higher AFUDC equity. Finally, increased income tax benefits were largely offset by an increase in property taxes and other expenses.
For the quarter, EIX Parent and Other had a negative 2 cents core earnings variance related primarily to two items. First, a negative variance of 4 cents related to a goodwill impairment at Edison Energy. The impairment reflects a shift in the business model since we purchased the companies which make up Edison Energy in 2015 to our more measured “proof of concept” approach. This was partially offset by an income tax benefit of 2 cents primarily related to a reduction in uncertain tax positions that resulted from the settlement of our 1994-2006 California tax audit partially offset by the lower 2018 corporate tax rate on pre-tax loss.
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For the full year, Edison International core earnings per share decreased 35 cents from the prior year. This includes core earnings decreases of 16 cents and 19 cents at SCE and EIX Parent and Other, respectively. Significant drivers at SCE include higher O&M expenses of 13 cents related to increased wildfire insurance premiums and vegetation management costs as well as a negative variance of 12 cents due to higher net financing costs. These were largely offset by a tax benefit of 19 cents, primarily from higher income tax benefits, including true-ups related to the filing of our 2016 and 2017 tax returns.
At EIX Parent and Other, the majority of the 19 cents decrease in core earnings was due to the absence of tax benefits in 2018 relative to 2017, largely related to stock-based compensation and federal tax settlements.
As I have mentioned previously, earnings comparisons pending a 2018 GRC decision are not meaningful. We expect to record a true-up when we receive a decision and we have established a memo account to track costs. The decision will be retroactive to January 1, 2018.

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While we continue to wait for a decision on SCE’s 2018 general rate case, SCE has developed, and is executing against, a capital expenditure plan for 2019 in support of our business objectives. This plan will allow SCE to execute its capital spending program over the three-year GRC period, that is 2018 through 2020, to meet what is ultimately authorized in the decision while minimizing the associated risk of unauthorized spending.
Our total 2019 capex forecast is $4.5 billion and includes $346 million for wildfire-related programs largely related to the GS&RP we filed last year and the Wildfire Mitigation Plan we filed in early February. We have accelerated some activities included in our GS&RP into 2019. This acceleration will primarily target our covered conductor program. We will track this spending through various memorandum accounts and pursue cost recovery through current and subsequent CPUC proceedings. Given the significance of wildfire-related risks and the need for skilled resources to complete activities, SCE may reallocate spending authorized in the 2018 GRC to maximize wildfire mitigation efforts.
For 2020, we continue to present our capital forecast at the request level included in our 2018 GRC. While we wait for our 2018 GRC decision, over the long-term, we continue to see SCE investing at least $4 billion per year and adding at least $2 billion per year of rate base for the foreseeable future as SCE focuses on investments in the grid and resiliency and continues to be a key enabler of California’s ambitious climate change policies.
On page 6, our rate base remains essentially the same from the last forecast and it is still shown at our GRC request levels. I would note that we expect to update our full forecast when we get a proposed decision on the 2018 GRC.
On page 7, you will see our financial assumptions for 2019. As I mentioned in prior quarters, we will not be providing earnings guidance for 2019 until we receive a final decision on the GRC. However, we have laid out some additional information on this page that you may consider as you model 2019 and beyond. This includes “Other Items” that reflect some considerations outside of the simplified rate base model. The approval of the Z-factor filing related to recovery of previously-incurred wildfire insurance premiums will create a benefit of approximately 5 cents per share in the first quarter of 2019.

Additionally, we expect energy efficiency incentives of 5 cents for 2019. This includes 3 cents related to a 2018 CPUC approval that was delayed and which we now expect in the first or second quarter of this year. We are still in settlement discussions regarding our 2018 FERC Formula Rate. However, we plan to file a new Formula Rate with an updated cost of capital to reflect the impacts of recent events in California since FERC procedures require a new filing when requesting a rate increase.
For EIX Parent and Other, we expect an earnings drag of 30 to 35 cents per share. Included in this is approximately one penny per share per month related to EIX operating expenses. The overall increase from last year is primarily due to higher forecasted interest expense driven by higher long-term debt issuances and rates. At Edison Energy, we continue to work towards our target of achieving a break-even run rate for earnings by the end of this year.
I now want to provide a few comments on other financial topics. Let me start with our wildfire insurance coverage. Market conditions are more difficult than last year and we continue to see a decline in the number of insurance providers willing to underwrite policies in California. We have also included co-insurance in the structure in order to more effectively obtain coverage. SCE has secured new wildfire-specific insurance coverage of approximately $700 million from early February through the end of May, subject to $10 million of self-insurance and up to $15 million of co-insurance.
SCE has also initiated efforts to place coverage for the period starting June 1st and currently has $750 million of wildfire-specific insurance coverage from that date through June 30, 2020, subject to $10 million of self-insurance and up to $115 million of co-insurance. We will continue our efforts to secure additional coverage in amounts generally in line with previous years for the period June 2019 through June 2020. The 2019 wildfire insurance cost, prior to any regulatory deferrals, would be $321 million for the current policies.
Over time, we have worked diligently to maintain a strong and flexible balance sheet. SCE will continue to access the capital markets to support its large investment program. Both SCE’s and EIX’s credit ratings have been negatively impacted as the rating agencies consider the ability of the regulators and legislators to provide a durable framework for wildfire cost recovery. As we work with state and regulatory officials to find a solution to the current problem, SCE will continue to use its first mortgage bond secured debt structure when issuing new debt as well as other options such as commercial paper and term loans to meet short term requirements. EIX continues to have access to the debt capital markets although currently investors require much higher spreads than were necessary for previous debt issuances.
As you are aware, SCE is required to maintain an authorized capital structure under its CPUC jurisdiction and the current authorized equity level is 48 percent calculated over a rolling 37-month period. As of December 31st, SCE is in compliance with this requirement with a 49.7 percent average equity ratio. In addition, SCE is required to file an application for waiver if in any month, its actual equity ratio, or “spot ratio”, falls 1 percent below its authorized level. Based on the non-cash charge related to wildfires included in the year-end financial statements, our spot ratio has fallen below this level and SCE filed an application notifying the CPUC.
The waiver requests exclusion of any equity charges resulting from the 2017 and 2018 wildfires and mudslides as well as any debt issued to finance payment of these claims. We have requested that these adjustments to the calculation of SCE’s regulatory capital structure remain in effect until a determination is made regarding recovery of costs related to these events. While the CPUC reviews the waiver application, SCE is considered in compliance with the capital structure rules and therefore continues to issue debt and make dividends in the ordinary course of business and considering its capital spending and other needs.
As discussed, we continue to have significant capital needs – those that will ultimately be authorized in our 2018 GRC as well as additional capital needs related to wildfire prevention and mitigation and programs that support the environmental objectives of the state. Our upcoming Cost of Capital proceeding will be an important venue to demonstrate the critical nature of the work that investor-owned utilities undertake in California and the need to support financially healthy utilities. It is imperative that we maintain a robust capital structure and strengthen our investment grade credit ratings and be positioned to continue to attract capital to support our customers’ needs. We will be evaluating and requesting the appropriate level of equity return and capital structure changes to achieve these objectives. We look forward to giving you an update after our Cost of Capital filing in April.

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